Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT**

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Separation Agreement”) is entered into between Shevach Saraf (the “Employee”) and Solitron Devices, Inc., a Delaware company (the “Employer”), (collectively, the “Parties”).

WHEREAS, Employee and Employer are parties to the Amended and Restated Employment Agreement dated December 1, 2000, as amended by the Employment Agreement Amendment dated January 14, 2003 (collectively, the “Employment Agreement”);

WHEREAS, Employee is retiring from employment with Employer; and

WHEREAS, Employer and Employee mutually agree to sever the employment relationship on the terms and subject to the conditions set forth in this Separation Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree as follows:

1.             Separation of Employment.

(a)            Resignation by Employee on Separation Date. Employee hereby resigns from his position as President, Chief Executive Officer, Chief Financial Officer and Treasurer of Employer, from his position on the Board of Directors of Employer, and from all other capacities in which Employee is employed by Employer effective as of the Separation Date (as defined herein). In addition, in accordance with the Trustee Resignation Agreement by and between Employee and Employer, dated as of July 22, 2016, Employee hereby resigns as Trustee of the Solitron Devices, Inc. 401(k) & Profit Sharing Plan (the “Plan”), effective as of July 22, 2016, and Employer hereby accepts such resignation and waives the thirty (30) day notice period in accordance with Section 12.11 of the Plan.

** A portion of the Separation and General Release Agreement has been omitted based upon a request for confidential treatment filed with the Securities and Exchange Commission. The non-public information has been filed with the Securities and Exchange Commission.

(b)            Definition of Separation Date. For purposes of this Separation Agreement, the “Separation Date” means the date hereof.

(c)            Termination of Employment Agreement; Survival of Restrictive Covenants. Employee and Employer agree that the Employment Agreement shall terminate as of the Separation Date, except that the restrictive covenants set forth in Article 5 of the Employment Agreement shall survive termination of Employee’s employment with Employer in accordance with the terms set forth in the Employment Agreement.

(d)            Termination of Stock Option Agreements. Employee and Employer agree that the Stand-Alone Option Grant Agreements entered into between Employee and Employer, dated December 1, 2000 and May 17, 2004, and executed by Employee and Employer on May 13, 2013 (collectively, the “Stock Option Agreements”) shall be terminated as of the Separation Date. Accordingly, Employee shall concurrently herewith:

(i)             execute a cancellation agreement (the “Option Cancellation Agreement”) attached as an exhibit to that certain Escrow Agreement dated as of the date hereof by and between Akerman LLP (the “Escrow Agent”), Employee, and Employer and attached hereto (the “Escrow Agreement”); and

(ii)             deliver the Option Cancellation Agreement to the Escrow Agent to hold in escrow until the Separation Payment (as defined herein), Vacation Payment (as defined herein) and Additional Consideration (as defined herein) is paid or delivered to Employee, whereupon such cancellation agreement shall automatically be deemed effective and delivered to Employer without any further action by any Parties hereto.

(e)            Payment for Unused Vacation. Employer shall pay Employee the gross amount of NINETY-SIX THOUSAND FOUR HUNDRED FIFTY-ONE DOLLARS and SIXTY-EIGHT CENTS ($96,451.68), less applicable statutory payroll withholdings and deductions, representing six hundred twenty-four (624) hours of unused paid vacation for which Employee is eligible through the Separation Date (the “Vacation Payment”).

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(f)            Payment for Reimbursable Business Expenses. Employer shall reimburse Employee for all reasonable and necessary business expenses actually incurred by Employee in the performance of his duties for Employer on or before the Separation Date in accordance with the Employer’s current policies regarding reimbursable business expenses (the “Reimbursable Business Expenses”). Employer shall provide payment to Employee for the Reimbursable Business Expenses on Employer’s next regularly scheduled payroll date following Employer’s receipt from Employee of written itemized expense accounts and such additional substantiation and justification as Employer may reasonably request regarding the Reimbursable Business Expenses. Employer’s payment to Employee for the Reimbursable Business Expenses is not contingent on the execution of this Separation Agreement by Employee.

(g)            Acknowledgment of Receipt of Compensation; Termination of Benefits. Employee acknowledges and understands that Employee’s last day of employment with Employer shall be the Separation Date and Employee shall cease to be an employee of Employer as of the Separation Date. Employee further acknowledges that Employee has received all compensation and benefits to which Employee is entitled as a result of Employee’s employment. Employee understands that, except as otherwise provided in this Separation Agreement, Employee is not entitled to anything further from the Released Parties (as defined below), including reinstatement by Employer. Employee’s active participation in the Employer’s health insurance plans shall end in accordance with the terms of the Employer’s health insurance plan, unless Employee elects COBRA continuation in such health insurance plans.

2.             Consideration.

(a)            Separation Payment; Additional Consideration. Subject to Section 2(c), as long as (x) this Separation Agreement is executed by Employee and not revoked as set forth in Section 25 hereof, and (y) Employee concurrently herewith executes all necessary documents to effectuate the Share Repurchase (as defined herein), including the letter from Employee to Employer in which Employee agrees to indemnify Employer against all losses, damages, costs, charges and expenses that Employer may in any way sustain, incur or become liable for by reason related to that certain indemnity letter dated July 22, 2016 provided by Employer to Continental Stock Transfer & Trust Company (“Continental”) and Continental’s waiver of the requirement for Employee to obtain a medallion signature guarantee (the “Indemnification Letter”), and delivers same to the Escrow Agent, then Employer shall:

(i)             pay Employee the gross amount of TWO MILLION SEVEN HUNDRED THOUSAND DOLLARS AND NO CENTS ($2,700,000.00), of which ONE MILLION TWO HUNDRED NINETY-FOUR THOUSAND THREE HUNDRED FIFTEEN DOLLARS AND FIFTY-SEVEN CENTS ($1,294,315.57) represents the aggregate purchase price for Employer’s purchase of Employee’s ownership of 331,027 shares of common stock of Employer (the “Purchase Price”), NINE HUNDRED NINETY-FIVE THOUSAND ONE HUNDRED FOURTEEN DOLLARS AND THIRTY-EIGHT CENTS ($995,114.38) represents the aggregate payment by Employer to Employee for the exercisable stock options (the “Stock Options”) held by Employee for 290,073 shares of common stock of Employer pursuant to the Stock Option Agreements (the “Option Payment”) (collectively, the purchase of the Common Stock and Stock Options by Employer is referred to herein as the “Share Repurchase”), and FOUR HUNDRED TEN THOUSAND FIVE HUNDRED SEVENTY DOLLARS AND FIVE CENTS ($410,570.05) represents payment by Employer to Employee for severance (the “Severance Payment”) (the Purchase Price, Option Payment and Severance Payment are collectively referred to herein as the “Separation Payment”);

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(ii)             pay Employee the gross amount of FORTY-FIVE THOUSAND DOLLARS and NO CENTS ($45,000.00), representing Employee’s premium payments for the continuation of health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act for Employee and his qualified dependents under Employer’s group health insurance plan, as well as incidental medical expenses (the “Benefits Payment”);

(iii)             execute all necessary documents and pay the applicable fees and costs to convey to Employee the title of ownership in the 2012 BMW 528i, VIN ** (the “Vehicle”), with a fair market value of $18,500 (the “Vehicle Value”), within ten (10) days of the Effective Date (as defined herein) (the “Vehicle Transfer”); and

(iv)             transfer Employer’s cellular telephone assigned to and being used by Employee as of the date of Employee’s execution of this Separation Agreement (the “Cell Phone”), and execute all necessary documents and pay all applicable fees and costs to transfer to Employee the cellular telephone number associated with the Cell Phone, within ten (10) days of the Effective Date (the “Cell Phone Transfer”).

The Benefits Payment, Vehicle Transfer, and Cell Phone Transfer are collectively referred to herein as the “Additional Consideration.” The Separation Payment, Vacation Payment and Benefits Payment will be delivered to the Escrow Agent on the date of execution of this Separation Agreement pursuant to the terms of the Escrow Agreement and shall automatically be released from escrow and paid by Escrow Agent to Employee in one (1) lump sum on the Effective Date provided Employee has not revoked this Separation Agreement in accordance with Section 25 hereof. Employee agrees that the Vehicle Value set forth in Section 2(a)(iii) is the fair market value of the Vehicle. Employee agrees that Employee shall be responsible for any fees related to registration of the Vehicle in Employee’s name and securing new license plates for the Vehicle. Employee further agrees and acknowledges that, as of the date of the Vehicle Transfer, Employee will be the owner of the Vehicle, and as such Employee will assume responsibility for all payments, expenses, liabilities, insurance, and costs related to the Vehicle. Employee agrees and acknowledges that, as of the date of the Vehicle Transfer, Employee shall indemnify and release Employer from any direct or indirect liability, payments, expenses, insurance, and costs related to the Vehicle that may be claimed against Employer by any third party or Employee. Employee further agrees and acknowledges that, as of the date of the Cell Phone Transfer, Employee will be the owner of the Cell Phone, and as such Employee will assume responsibility for all payments, expenses, liabilities, insurance, and costs related to the Cell Phone. For the avoidance of doubt, Employee shall continue to be allowed to retain and use the Vehicle and the Cell Phone after the Separation Date and until the transfer documents are delivered to Employee.

** Confidential term omitted and provided separately to the Securities and Exchange Commission.

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(b)            Adequate Consideration. Employee acknowledges that the consideration set forth in Section 2(a) is good and adequate consideration for Employee’s execution, delivery and non-revocation of this Separation Agreement and Employee’s full compliance with the terms hereof and thereof. Employee acknowledges that Employee is not otherwise entitled to receive the Severance Payment and Additional Consideration described in Section 2(a) of this Separation Agreement and that the Employer is not obligated to enter into the Share Repurchase. Nothing in this Separation Agreement shall be deemed to be an admission of liability or wrongdoing on the part of any of the Released Parties (as defined herein) or on the part of Employee. Employee agrees that Employee will not seek anything further from any of the Released Parties, other than that which is specifically provided in this Separation Agreement. Similarly, Employer will not seek anything further from Employee, other than that which is specifically provided in this Separation Agreement or to enforce Employee’s obligations hereunder or under the Employment Agreement. Should a court or arbitrator of competent jurisdiction in a final non-appealable decision determine that the general release set forth in Section 3 is invalid, void and/or unenforceable Employee and Employer agree that Employee and Employer’s obligations under this Separation Agreement are null and void, the Employer and Employee rights, remedies, offices, positions and obligations to each other shall be reinstated as if this Separation Agreement and any related documents thereto had never been executed or delivered including, without limitation, that Employee shall return to Employer or the Escrow Agent shall release to Employer, as the case may be, the Separation Payment, Vacation Payment and Additional Consideration made to Employee under this Separation Agreement, and Employer or the Escrow Agent shall return to Employee, as the case may be, 331,027 shares of common stock of Employer and stock options for 290,073 shares of common stock of Employer, which such stock options shall be exercisable for one (1) year following the date Employer returns such stock options to Employee, notwithstanding any other terms of the Stock Option Agreements. Nothing in this Section 2(b) is intended to, nor shall be construed to apply to any contrary rights of Employee under the ADEA (as defined in Section 3).

(c)            Withholdings; Deductions; Taxes. Employee understands that the Option Payment, Vacation Payment, Severance Payment, Benefits Payment, and Vehicle Value are subject to all applicable statutory payroll withholdings and deductions. No deductions will be made from the Separation Payment and Benefits Payment for medical, dental, or life insurance premiums, flexible spending or 401(k) deductions. Employee understands that the Purchase Price will be subject to capital gains tax. The Parties acknowledge that nothing herein shall constitute tax advice to either party.

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(d)            Acknowledgment by Employee. Employee agrees that the Separation Payment and Additional Consideration exceed anything due from the Employer and/or the Released Parties to Employee, and that the Employee has no further entitlement to or claim for any other wages, bonuses, commissions, benefits, vacation, damages, stock options or other securities of Employer, attorneys’ fees or costs or any other sum of money for any reason whatsoever. Employee acknowledges that payment of any amounts to, or on behalf of, the Employee under this Separation Agreement does not, in any way, extend the period of employment or continuous service beyond the Separation Date, or confer any other rights or benefits other than what may be set forth expressly herein.

3.             Employee’s General Release of Released Parties. In consideration of the Separation Payment and Additional Consideration being paid to Employee as set forth in Section 2(a) above, Employee releases and gives up any and all waivable claims, causes of action and rights that Employee may have against Employer and/or its past and present parent companies, subsidiaries, divisions, officers, directors, employees, consultants, shareholders, trustees, members, managers, partners, plan administrators, insurers, attorneys, agents, affiliates, and each of their respective past and present officers, directors, employees, consultants, shareholders, trustees, members, managers, partners, plan administrators, insurers, attorneys, and agents (individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (collectively, the “Released Parties”), including, but not limited to, all claims relating to: (i) Employee’s employment by Employer, the terms and conditions of such employment, the Employment Agreement, the Stock Option Agreements, employee benefits related to Employee’s employment, the separation of Employee’s employment, and/or any of the events relating directly or indirectly to or surrounding such separation from employment; (ii) any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) (this release is meant to comply with the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 621 et seq., which statute was enacted to, among other things, ensure that individuals over the age of forty who waive their rights under the ADEA do so knowingly and voluntarily), the Worker’s Adjustment and Retraining Notification Act (“WARN”), Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Americans with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act (“EPA”), the Family and Medical Leave Act, as amended (“FMLA”), the Employee Retirement Income Security Act (“ERISA”) (other than claims with regard to vested benefits), Sections 503 and 504 of the Rehabilitation Act of 1973, the Occupational Safety and Health Act (“OSHA”), the National Labor Relations Act (“NLRA”), the Florida Civil Rights Act of 1992 (“FCRA”) f/k/a Human Rights Act of 1977, any and all claims/actions for retaliation which have been or could have been raised under Florida’s Workers’ Compensation statute (Florida Statute § 440.205), the Florida Private Sector Whistle-Blower Act (Fla. Stat. § 448.101-105), the Florida Equal Pay Act, any claims under Fla. Stat. § 448.08 for unpaid wages, and waivable rights under the Florida Constitution; (iii) any and all claims for wrongful discharge; (iv) any and all claims for damages of any kind whatsoever, including without limitation compensatory, punitive, treble, liquidated and/or consequential damages; (v) any and all claims under any contract, whether express or implied, including, without limitation, the Employment Agreement and Stock Option Agreements; (vi) any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering; (vii) any and all claims for violation of any statutory or administrative rules, regulations or codes; and (viii) any and all claims for attorneys’ fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like (collectively, “Claims”). Notwithstanding the foregoing, Employee does not waive any right to be indemnified and/or advanced expenses under any corporate document of Employer (including without limitation any Bylaws or Certificate of Incorporation of Employer) or any agreement or pursuant to applicable law, including as part of Section 8(c) of this Separation Agreement, or to be covered under any applicable directors’ and officers’ liability insurance policies (as extended by Section 8(c) of this Separation Agreement), and nothing contained herein shall operate to release any obligations of Employer arising under this Separation Agreement.  This Section 3 releases all waivable claims, including those of which Employee is not aware and those not specifically mentioned in this Separation Agreement. This Separation Agreement applies to all waivable claims resulting from anything that has happened up through the execution of this Separation Agreement. Employee understands that this Separation Agreement does not waive rights or claims that may arise after the date that this Separation Agreement is executed. Employee represents that Employee knows of no claim that Employee has that has not released by this Section 3. Employee understands and agrees that this Separation Agreement is binding on Employee and on anyone who succeeds to Employee’s rights and responsibilities.

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4.             Employer and Directors’ Limited Release of Employee. In consideration of Employee signing and not revoking this Separation Agreement, Employer and each of the members of its current Board of Directors, individually (collectively, the “Directors,” and each individually, the “Director”), hereby release and waive any claims, causes of action and rights that Employer or the Directors may have against Employee, his heirs and legal representatives (regardless of the capacity in which Employee was acting) solely relating to (1) the issuance of stock options for shares of Common Stock of Employer including, without limitation, the Stock Option Agreements and (2) the deployment of the Employer’s capital including, without limitation, the investment of its cash in certificates of deposits and treasury bills (the “Limited Release”). Employer, the Directors, and Employee understand that the Limited Release does not release or waive claims Employer or the Directors may have against Employee first arising after the execution of this Separation Agreement by Employer or the Directors, or that are not arising out of, based upon, in connection with, or in any way related to the limited claims released and waived by Employer and the Directors in the Limited Release.

5.             Employer and Directors’ Representation of No Known Claims. Employer and each of the Directors, individually, hereby represent and warrant that Employer and the Directors do not have knowledge, without investigation, of any claims by Employer or the Directors against Employee. Notwithstanding the foregoing, Employee’s knowledge of any claims by Employer or the Directors against Employee is excluded from imputation to Employer or the Directors.

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6.             Share Repurchase. In consideration of the Purchase Price and Option Payment set forth in Section 2(a) above, Employee agrees to deliver to the Escrow Agent on the date of execution of this Separation Agreement blank stock powers to convey the Employee’s 331,027 shares of common stock of Employer to Employer (the “Common Stock”) and the Option Cancellation Agreement that cancels the Stock Options. Employee agrees to execute all necessary documents on or before the Separation Date, including the Indemnification Letter, to effectuate the Share Repurchase and deliver same to the Escrow Agent. Employee agrees to deliver to the Escrow Agent on the date of execution of this Separation Agreement all stock certificates evidencing the Common Stock with stock powers executed by Employee in connection with the Share Repurchase.

(a)            Employee Representations. Employee represents and warrants the following to Employer:

(i)             Employee has full right, capacity and authority to enter into this Separation Agreement and to assume and perform Employee’s obligations hereunder. Additionally, Employee is not a party to any other agreement restricting Employee’s ability to sell the Common Stock of Employer subject to the Share Repurchase (the “Employee Shares”), and Employee has not taken any action which would cause either Employee’s execution or delivery of this Separation Agreement or the consummation of the transactions contemplated by this Separation Agreement, or compliance by Employee with any of the provisions hereof, to violate or conflict with or result in a breach of any provision of, or constitute a default under, any agreement, instrument, judgment, law, rule or regulation to which Employee is subject or with respect to which Employee’s properties may be bound or affected.

(ii)             Employee has good and marketable title to the Employee Shares, is the sole owner of the Employee Shares, and the Employee Shares are not subject to any pledge agreements, restriction agreements or other document or instrument which affects title to the Employee Shares, in any way or manner whatsoever. Upon execution of this Separation Agreement, the Employee Shares will be conveyed to Employer, free and clear of any liens, claims or encumbrances of any third party whatsoever.

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(iii)             No approval, consent or authorization, including, without limitation, any action, approval, consent or authorization of any kind whatsoever from any governmental entity or instrumentality is necessary or required in order to constitute this Separation Agreement as a valid and binding obligation of Employee enforceable in accordance with its terms.

(iv)             The Employee Shares and the Stock Options subject to termination pursuant to Section 1(d) hereof represent the entire ownership interest of Employer owned by the Employee (whether individually, beneficially, as trustee or otherwise), and that as of the Separation Date and the receipt of the consideration set forth in Section 2(a), Employee will not own, directly or indirectly, any equity interests of Employer.

(b)            Employer Representations. Employer represents and warrants to Employee the following:

(i)             Employer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate or otherwise, to acquire, own, lease and operate its assets and businesses as and in the places where such properties are now owned, leased or operated or such business is now being conducted. Employer has all requisite power and authority, corporate or otherwise, to enter into this Separation Agreement and to assume and perform its obligations hereunder. The execution and delivery of this Separation Agreement and the performance by Employer of its obligations hereunder have been duly authorized by all necessary action of Employer.

(ii)             No approval, consent, or authorization which has not been obtained, including, without limitation, any action, approval, consent or authorization of any kind whatsoever from any governmental entity or instrumentality, is necessary or required as to Employer to constitute this Separation Agreement as a valid and binding obligation of Employer enforceable in accordance with its terms.

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(iii)             The execution and performance of this Separation Agreement on the part of Employer does not and will not breach its charter or governing documents or any agreement, contract, lease or other document to which Employer is a party or pursuant to which Employer or any of its assets are bound.

7.             Cooperation. Employee agrees, upon the request of Employer or any Released Parties, to reasonably cooperate in any investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Employee’s tenure with Employer. Employee will make himself reasonably available to consult with counsel for Employer and any Released Parties, to provide information, and to appear to give testimony. Employee further agrees to reasonably cooperate with Employer’s request for Employee to sign documents necessary to update corporate information and authorize new signatories and agents of Employer, including, without limitation, authorizing new signatories to act on behalf of Employer in connection with bank accounts and brokerage accounts, authorizing new SEC filing agents, authorizing new transfer agents, updating corporate documentation for Employer with the State of Delaware, the State of Florida, and any other vendors, and transferring authorized user information for any websites to which Employer has access. To the extent permitted by law, Employer will reimburse Employee for reasonable out-of-pocket expenses Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee’s request for reimbursement and provides satisfactory documentation of the expenses.

8.             Return of Employer Property and Confidential Information; Employer Indemnification; Director and Officer Insurance Coverage.

(a)            Return of Employer Property. Employee covenants that Employee shall return to Employer on or before the Separation Date all property in Employee’s possession, custody or control belonging to the Released Parties, including, but not limited to, all equipment, computers, pass codes, keys, swipe cards, credit cards, smart phones or other electronic devices (other than the Cell Phone and Vehicle), documents or other materials, in whatever form or format, that Employee received, prepared, or helped prepare during his employment with Employer.

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(b)            Return of Confidential and/or Proprietary Information. Employee covenants that Employee shall return to Employer on or before the Separation Date all confidential and/or proprietary information and documents of the Released Parties in Employee’s possession or under Employee’s control to Employer and shall not retain any copies or other reproductions, or extracts thereof, electronic or otherwise.

(c)            Employer Indemnification; Director and Officer Insurance Coverage. Subject to limitations imposed by law, Employer shall indemnify and hold harmless Employee to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities (collectively, “Losses”) incurred or paid by Employee in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, an “Action”) and to which Employee was or is a party or is threatened to be made a party by reason of the fact that Employee is or was a director, officer or an employee of Employer, or by reason of anything done or not done by Employee in any such capacity or capacities, provided that Employee acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner Employee reasonably believed to be in or not opposed to the best interests of Employer, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Employee’s conduct was unlawful (and in all cases, in any manner as required by or in compliance with applicable law in order to receive such statutory indemnification). Expenses (including attorneys’ fees) incurred by Employee, as a present or former director or officer of Employer, in defending an Action by reason of the fact that Employee is or was a director, officer or an employee of Employer shall be paid by Employer in advance of the final disposition of such Action upon receipt of an undertaking by or on behalf of Employee to repay such amount if it shall ultimately be determined that Employee is not entitled to be indemnified by Employer as authorized by the relevant provisions of applicable law; provided, however, Employer shall not be required to advance such expenses to Employee (i) if Employee commences any Action as a plaintiff unless such advance is specifically approved by a majority of the Board of Directors of Employer, or (ii) if Employee is a party to an action, suit, or proceeding approved by a majority of the Board of Directors of Employer and brought by Employer that alleges willful misappropriation of corporate assets by Employee, willful disclosure of confidential information in violation of Employee’s fiduciary or contractual obligations to Employer, or any other willful and deliberate breach in bad faith of Employee’s duty to Employer or its stockholders. Notwithstanding anything to the contrary set forth herein, Employer shall maintain, at its sole expense, the same level of directors’ and officers’ (D&O) insurance coverage on Employer’s directors and officers for Employee as currently exists as of the date of execution of this Separation Agreement for a period of three (3) years following the Separation Date to the extent that such coverage is available on commercially reasonable terms (as determined by the Board of Directors of Employer).

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9.             Representations; Covenant Not to Sue; No Assistance in Third Party Claims. Employee hereby represents and warrants that (a) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against the Released Parties, nor has Employee agreed to do any of the foregoing, (b) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or claim against any of the Released Parties that has been released in this Separation Agreement, and (c) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any claim against any of the Released Parties. Except as set forth in Section 15 below, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or claim against any of the Released Parties. Employee acknowledges that, except as set forth in Section 15 below, any encouragement, solicitation, voluntary assistance, or participation by Employee in any way in third party claims against any of the Released Parties would constitute a material breach of this Separation Agreement.

10.             Press Release; Mutual Non-Disparagement. The Parties have mutually agreed as to the form of press release regarding Employee’s retirement and this Separation Agreement and Employer shall issue such press release. Employee agrees and warrants that for a period of one (1) year from the Separation Date Employee will not make any statements (orally or in writing, including, without limitation, whether in fiction or nonfiction) or take any actions which in any way publicly disparage or defame Employer or any Released Parties, in any way, directly or indirectly, or cause or encourage the making of such statements, or the taking of such actions, by anyone else, unless such statements by Employee are made: (i) during litigation between the Parties; (ii) in response to a request for information submitted to Employee by a federal or state governmental agency; (iii) in response to a subpoena or court order; or (iv) as necessary to exercise Employee’s rights specified in Section 15 below. Employer and each Director, individually, agree for a period of one (1) year from the Separation Date not to make any statements (orally or in writing, including, without limitation, whether in fiction or nonfiction) or take any actions which in any way publicly disparage or defame Employee in any way, directly or indirectly, or cause or encourage the making of such statements, or the taking of such actions, by anyone else, unless such statements by Employer or the Director are made: (i) during litigation between the Parties or litigation between the Director and either of the Parties; (ii) in response to a request for information submitted to Employer or the Director by a federal or state governmental agency; or (iii) in response to a subpoena or court order. Employee, Employer, and the Directors acknowledge that any incitement of others to publicly disparage or defame the other party in violation of this Section 10 would constitute a material breach of this Separation Agreement. In the event such a communication is made to anyone in violation of this Section 10, including but not limited to, the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Separation Agreement.

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11.             Breach. Employee acknowledges that if Employee materially breaches or threatens to materially breach this Separation Agreement, breaches the provisions of Sections 9 or 10 of this Separation Agreement, breaches the restrictive covenants set forth in Article 5 of the Employment Agreement, and Employee fails to cure such breach or threatened breach within ten (10) days following receipt of written notice from Employer specifying such breach or threatened breach, and/or Employee commences a suit, action, proceeding or complaint in contravention of this Separation Agreement and release of claims (except as outlined in Section 11), then Employer shall be entitled to all other remedies allowed in law or equity. Further, nothing in this Separation Agreement shall prevent the Employer from pursuing an injunction to enforce the provisions of Sections 9 and 10 above or Article 5 of the Employment Agreement. Nothing in this Section is intended to, nor shall be construed to apply to any contrary rights of Employee under the ADEA.

12.             Severability. In the event that one or more of the provisions contained in this Separation Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Separation Agreement, but this Separation Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law.

13.             Governing Law. This Separation Agreement and any and all matters arising directly or indirectly here from shall be governed under the laws of the State of Florida without reference to choice of law rules.

14.             Arbitration. The Parties Agree that any dispute, controversy or claim based on, arising out of or relating to the interpretation and performance of this Separation Agreement, the Employment Agreement, the Stock Option Agreements, Employee’s employment with Employer or the separation of Employee’s employment with Employer, including, but not limited to, any claims for discrimination under the ADEA, the ADA, Title VII, the EPA, the FCRA, or any other federal, state or local law or regulation (collectively, “Dispute”), shall be solely submitted to and finally settled by arbitration before a single arbitrator to be held in West Palm Beach, Florida, in accordance with the then-current employment dispute resolution rules of the American Arbitration Association (“AAA”). Prior to initiating arbitration under this Section 14, a party who intends to initiate arbitration (the “Filing Party”) must notify the other party (the “Opposing Party”) of the Filing Party’s intent to initiate arbitration, setting forth the Dispute the Filing Party intends to arbitrate, and providing the Opposing Party with ten (10) days to resolve the matter giving rise to the Dispute. Notwithstanding the foregoing, Employer and Employee may file a court action seeking provisional equitable remedies available under the law, including but not limited to temporary or preliminary injunctive relief, either before the commencement of or during the arbitration process, to preserve the status quo or otherwise prevent damage or loss pending final resolution of the arbitration of any Dispute pursuant to the terms of this Section 14. Nothing herein shall interfere with the Employee’s rights under Section 15. The Parties agree that the single arbitrator shall be appointed from the AAA’s list of arbitrators by mutual consent of the parties, or in the absence of such mutual consent, the AAA shall make the appointment of the arbitrator. Employer shall pay the fees of the arbitrator and the administrative fees charged by the AAA during the arbitration, except that the party initially filing the claim shall be responsible for the initial filing fee. Each of the Parties shall be responsible for their own legal fees, expert costs, and expenses of their witnesses incurred in arbitration. The Parties agree that this Section 14 shall be grounds for dismissal of any court action commenced by either party with respect to any Dispute, other than (i) post-arbitration actions seeking to enforce an arbitration award, and (ii) actions seeking temporary or preliminary injunctive relief, as provided in this Section 14. The Parties agree that the arbitrator shall issue a signed written decision that provides the reasons for the decision. Subject to the Parties’ right to appeal or seek vacatur under applicable law, the arbitrator is authorized to award any party the full remedies that would be available to such party as if the claim had been filed in a court of competent jurisdiction, including attorneys’ fees and costs. The decision of the arbitrator and arbitration award shall be final and binding on the Parties, and it may be enforced by a court of competent jurisdiction, subject to available legal grounds for vacating an arbitration award. EMPLOYEE AND EMPLOYER KNOWINGLY AND VOLUNTARILY AGREE TO THIS ARBITRATION PROVISION AND ACKNOWLEDGE THAT ARBITRATION SHALL BE INSTEAD OF ANY CIVIL LITIGATION, MEANING THAT EMPLOYEE AND EMPLOYER ARE EACH WAIVING ANY RIGHTS TO A JURY TRIAL FOR ANY DISPUTE, AS DEFINED HEREIN.

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15.             Non-Interference. Nothing in this Separation Agreement shall interfere with the Employee’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal or state regulatory or law enforcement agency. However, the consideration provided to Employee in this Separation Agreement shall be the sole relief provided to Employee for the claims that are released by Employee herein and Employee will not be entitled to recover and agrees to waive any monetary benefits or recovery against the Released Parties in connection with any such claim, charge or proceeding without regard to who has brought such complaint, charge or proceeding.

16.             Acknowledgments. Employee acknowledges that Employee has been advised in writing to consult with an attorney before signing this Separation Agreement and has done so; and that Employee has been afforded the opportunity to consider the terms of this Separation Agreement and incorporated waiver of claims for a period of twenty-one (21) days prior to its execution. Employee acknowledges that no representation, promise, or inducement has been made other than as set forth in this Separation Agreement, and that Employee enters into this Separation Agreement knowingly without reliance upon any other representation, promise, or inducement that is not set forth herein. Employee acknowledges and represents that Employee assumes the risk for any mistake of fact now known or unknown, and that Employee understands and acknowledges the significance and consequences of this Separation Agreement. Employee further acknowledges that Employee has read this Separation Agreement in its entirety; that Employee fully understands all of its terms and their significance; and that Employee has signed it voluntarily and of the Employee’s own free will. Employee further affirms that, as of the date of this Separation Agreement, Employee has been paid and/or has received all leave (paid or unpaid), compensation, bonuses and/or benefits to which Employee may be entitled from Employer and that no other leave (paid or unpaid), compensation, bonuses and/or benefits are due to Employee, except as provided in this Separation Agreement. Employee further affirms that Employee has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and has not suffered any workplace injuries.

17.             Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties’ representatives, agents, successors, assigns, heirs, attorneys, affiliates, and predecessors.

18.             Execution of Necessary Documents. Each party to this Separation Agreement shall, upon the request of the other, execute and re-execute, acknowledge and deliver this Separation Agreement and any and all papers or documents or other instruments, as may be reasonably necessary to implement the terms hereof with any formalities as may be required and, otherwise, shall cooperate to fulfill the terms hereof and enable the other party to effectuate any of the provisions of this Separation Agreement.

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19.             No Transfer of Claims. Employee represents and warrants that Employee has not assigned, transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever, any released claim. Employee agrees to indemnify and hold the Released Parties harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses (including attorneys’ fees, paralegals’ fees and costs, at all levels), causes of action or judgments based on or arising out of any such assignment or transfer. Employee further warrants that there is nothing that would prohibit Employee from entering into this Separation Agreement.

20.             Complete Agreement. This Separation Agreement and the Escrow Agreement shall not be modified unless in writing and signed by both Employer and Employee. This Separation Agreement and the Escrow Agreement contains the entire agreement and understanding between the Employee and the Employer and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, express or implied, oral or written, except that Article 5 of the Employment Agreement shall remain in full force and effect following the Employee’s execution of this Separation Agreement and the Escrow Agreement, and shall survive the termination of Employee’s employment with Employer.

21.             No Waiver/All Rights Are Cumulative. No waiver of any breach or other rights under this Separation Agreement shall be deemed a waiver unless the acknowledgment of the waiver is in writing executed by the party committing the waiver. No waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this Separation Agreement.

22.             Construction. The Parties expressly acknowledge that they have had equal opportunity to negotiate the terms of this Separation Agreement and that this Separation Agreement shall not be construed against the drafter. The Parties represent that they have consulted with counsel of their choice. The Employer has been represented by Akerman LLP and the Employee has been represented by Brenner, Salzman & Wallman LLP.

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23.             Headings. The headings contained in the Separation Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Separation Agreement.

24.             Electronic Transmission and Counterparts. This Separation Agreement may be executed in several counterparts and by electronic transmissions and all so executed shall constitute one Agreement, binding on all the Parties hereto, notwithstanding that the Parties are not signatories to the original or same counterpart.

25.             Right of Revocation. Employee has the right to revoke this Separation Agreement within seven (7) days after Employee’s execution of this Separation Agreement by giving notice in writing of such revocation to Dwight Aubrey, Director and Chairman of the Compensation Committee of Solitron Devices, Inc., c/o ES Components, 108 Pratts Junction Road, Sterling, MA 01564, Fax: 978-422-0011. As such, no payments or deliveries to Employee shall be made until the eighth (8th) day following Employee’s signing of this Separation Agreement (the “Effective Date”). In the event that Employee revokes this Separation Agreement, this Separation Agreement, and the promises and obligations contained therein, shall automatically and retroactively be deemed null and void and the Employer and Employee’s rights, remedies, offices, positions and obligations to each other shall be reinstated as if this Separation Agreement and any related documents thereto had never been executed or delivered including, without limitation, that Employer will not be obligated to pay Employee the Separation Payment, Vacation Payment and Additional Consideration under Section 2(a) of this Separation Agreement. Employee acknowledges and understands that Escrow Agent is not obligated to deliver any amount due under Section 2(a) of this Separation Agreement until the Effective Date.

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Employee represents and warrants that Employee has read this Separation Agreement in its entirety, has been offered a period of twenty-one (21) days to review this Separation Agreement and incorporated release, and has been advised in writing herein to consult with counsel and has done so, fully understands all of its terms, and voluntarily assents to all terms and conditions herein.

EMPLOYEE		EMPLOYER SOLITRON DEVICES, INC.

/s/ Shevach Saraf		By:	/s/ Dwight P. Aubrey
Shevach Saraf			Print Name: Dwight P. Aubrey
Title: Chairman, Compensation Committee

Date:	July 22, 2016	Date:	July 22, 2016

MEMBERS OF THE CURRENT BOARD OF DIRECTORS OF SOLITRON DEVICES, INC. AS OF THE DATE OF EXECUTION OF THIS SEPARATION AGREEMENT (Solely agreeing in their individual capacities with respect to Sections 4, 5, and 10 hereof)

/s/ Tim Eriksen
Tim Eriksen

		Date:	July 22, 2016

/s/ David W. Pointer
David W. Pointer

		Date:	July 22, 2016

/s/ Dwight P. Aubrey
Dwight P. Aubrey

		Date:	July 22, 2016

/s/ John F. Chiste
John F. Chiste

		Date:	July 22, 2016

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